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                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

     THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into this 24th day of April, 1996, by and between BROWN DISC PRODUCTS, INC. ("BROWN DISC"); RONALD H. COLE ("COLE"); and R. EUGENE RIDER and EVA FORSBERG-RIDER (collectively referred to as the "RIDERS").

                                    RECITALS

     A. Brown Disc is a Colorado corporation, whose Chairman is Ronald H. Cole. The Riders are now and have been shareholders of Brown Disc. The Riders have also served as officers and directors of Brown Disc during time periods relevant to this Agreement. In addition, R. Eugene Rider has a written employment agreement with Brown Disc dated July 1, 1989 and renewed to run through June 30, 1999 (the "Employment Agreement").

     B. Various disputes have arisen between the parties to this Agreement involving claims and assertions as more fully set forth in the Verified Complaint and Jury Demand submitted to Brown Disc and Cote on April 23, 1996 (the "Complaint"). The parties have now agreed to settle their disputes in this Agreement rather than proceed to litigation, it being their intention to finally resolve and to fully and completely release each other from all claims and demands that they have or may have pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions, payments and promises in this Agreement, the parties hereto agree as follows:

     1.   PAYMENT OF PAST WAGES AND ON NOTE:   Brown Disc shall pay,
and Cole agrees to cause Brown Disc to pay to the Riders the following:

          a. To R. Eugene Rider, as past wages due, but unpaid, the sum of $6,400.00 less applicable federal and state employment related taxes, payable by a payment of one-half thereof on or before August 1, 1996 and the remaining one-half on or before September 1, 1996.

          b. To the Riders, the sum of $20,000.00, in full satisfaction of all sums due under a promissory note made by Brown Disc and payable to the Riders in the principal amount of $20,000.00, payable without interest as follows: $5,000.00 by May 15, 1996; $5,000.00 by July 1, 1996; $5,000.00 by September 1, 1996; and
$5,000.00 by November 1, 1996. At the time the promissory note is paid in full, the Riders will mark the note paid and deliver its original to Brown Disc.






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     2.   PAYMENTS ATTRIBUTABLE TO EMPLOYMENT AGREEMENT:   As payment
for all sums due or to become due under the Employment Agreement, Brown Disc shall pay and Cole agrees to cause Brown Disc to pay to R. Eugene Rider the sum of $1,000.00 each month for sixty (60) months, commencing October 1, 1996 and ending on September 1, 2001. If at any time hereafter, Brown Disc merges with any other entity, Brown Disc or its successor as the case may be may satisfy all remaining obligations under this paragraph 2 by a one time payment in kind of readily marketable Brown Disc stock or publicly traded and unrestricted stock in the successor having a fair market value equal to the then total remaining balance of the monthly payments. In any event, Brown Disc shall have the right, at any time, to pay such remaining balance without penalty.

     3.   PAYMENTS FOR COMPENSATORY DAMAGES:   In consideration for
the release of the non-employment claims, personal injury, emotional distress, pain and suffering, past and future medical expenses and damage and injury to their reputation detailed in the Complaint, Brown Disc and Cole shall cause to be issued to the Riders as joint tenants, 250,000 shares of stock in Brown Disc, which stock shall be held in trust; the trust shall have an independent trustee and the Riders shall be the sole beneficiaries of the trust. The trust instrument shall provide that the shares of stock shall be delivered to the Riders on May 5, 1998 and that 50,000 of the trust's shares per month, commencing on the date of this Settlement Agreement and continuing on the same day of each subsequent month, for a period of 5 months, will become subject to an irrevocable proxy in the form of the proxies given by the Riders to Cole which proxy shall expire on September 7, 1997. Brown Disc shall register the 250,000 shares pursuant to an S-8 registration, which registration shall become effective no later than June 5, 1998.

     Furthermore, as additional compensation for non-employment claims as described in the preceding paragraph, the Riders shall receive a sum equal to five percent (5%) of the proceeds realized by Brown Disc from any future equity financing, recapitalization, or sale of equipment up to a maximum payment to the Riders of $200,000.00. The Riders shall receive five percent (5 %) of the cash equivalent value of non-cash proceeds resulting from the disposition of existing equipment and cash proceeds resulting from any acquisition or merger transaction. Brown Disc and Cole agree to keep the Riders fully advised of any merger, acquisition, recapitalization or other transaction which generates an obligation to pay the aforesaid sums to the Riders at the time such transaction is consummated.

     4.   ACKNOWLEDGEMENT AND RELEASE OF IRREVOCABLE PROXIES:   The
irrevocable proxies previously given by the Riders to Cole shall remain in full force and effect during the remaining term of the irrevocable proxies, all prior defects therein being hereby waived, SAVE AND EXCEPT that 50,000 shares per month shall be released and without further effect or restriction from the irrevocable proxies given by the Riders to Cole, which 50,000 share releases shall first occur concurrently with the date of this Settlement Agreement and General Release, and shall continue on the same date of each subsequent month for a period of 5 months until 250,000 shares are so released, and that the irrevocable proxies given by Angenette Rider to Cole shall

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be released and without further effect or restriction concurrently with the date of this Settlement Agreement and General Release.

     5.   RELEASE FROM GUARANTEES:   Brown Disc and Cole shall use
their best efforts hereafter to obtain the complete release of the Riders from any and all Brown Disc debt that the Riders have guaranteed. Until Brown Disc obtains the Riders' complete release from all guaranteed debt, Brown Disc and Cole shall provide the Riders evidence of all payments on debt guaranteed by the Riders as made, all notices from the creditors of such debt as given and the remaining outstanding balance of such debt by the tenth (10th) of each month that the Riders remain as guarantors on the debt and shall provide copies of any public announcements as and when released to the public.

     6.   RETIREMENT AND RESIGNATION:   R. Eugene Rider acknowledges
and agrees that he has and shall be considered to have retired from his employment with Brown Disc and permanently severed such employment as of February 12, 1996. The Riders agree that they will not apply for or otherwise seek re-employment with Brown Disc or any of its successors at any time, and that Brown Disc has no obligation, contractual or otherwise, to rehire, re-employ, recall, or hire them in the future. The Riders specifically waive all claims for back pay, future pay, or any other form of compensation, except as specifically set forth in this Agreement.

     The Riders resign as directors and officers of Brown Disc effective February 12, 1996.

     Brown Disc agrees that it will report to the Securities and Exchange Commission on Form 10-QSB for the quarter ending March 31, 1996 and in the annual report for the year ending June 30, 1996 R. Eugene Rider's severance from employment as a retirement from the employment on February 12, 1996 and in no other manner.

     7.   RIDERS' REPRESENTATIONS:   The Riders represent that they
have not filed any claims, complaints, charges, or lawsuits against Brown Disc, Cole, its employees, or agents with any governmental agency or any court, except for a claim for unemployment compensation, and that they will not do so at any time hereafter for any matter, claim, or incident known or unknown which occurred or arose out of occurrences on or prior to the date of the retirement; provided, however, this shall not limit the Riders from filing a claim or lawsuit for the sole purpose of reinforcing their rights under this Settlement Agreement and General Release.

     8.   MUTUAL RELEASE:

     a.   RELEASE BY THE RIDERS:   In consideration of the promises of
Brown Disc and Cole as set forth in this Settlement Agreement and General Release, the Riders, on their own behalf and on behalf of their heirs, executors, and administrators, intending to be legally bound, hereby irrevocably and unconditionally release Ronald H. Cole and Brown Disc, its shareholders, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates, and successors (hereinafter referred to collectively as "Releasees") from any and all causes of action, suits, claims, and demands whatsoever which the Riders had, have or may have against Releasees of any nature whatsoever, relating in any way to their relationship as directors, officers and employees of Brown Disc or their severance of employment with Brown Disc, including any claims under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, Section 2000e, the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621-634 (1991), any common law claims, defamation claims, fraud claims, negligence claims or interference with contract claims, and all claims for counsel fees and costs. The Riders do not waive rights or claims that may arise after the date this Agreement is executed. The Riders further promise that neither they, nor any person, organization, or other entity acting on their behalf, will file, charge, claim, sue, cause, or permit to be filed, charged, or claimed or brought, any action for damages or other relief against Releasees involving any matter occurring in the past up to the date of the execution of this Settlement Agreement and General Release relating in any way to their employment by Brown Disc or the severance of their employment or involving any continuing effects of actions or practices which arose prior to the date of this Settlement Agreement and General Release, or involving any matter based upon any claims, causes of actions, damages, or liabilities which are the subject of this Settlement Agreement and General Release.

     b.   RELEASE BY BROWN DISC:   In consideration of the promises of
the Riders in this Settlement Agreement and General Release, Brown Disc and Cole, on their own behalf and on behalf of Brown Disc's stockholders, directors, officers, employees, agents, representatives, attorneys, intending to be legally bound, hereby irrevocably and unconditionally release the Riders and each of them, as well as their heirs, executors, personal representative, and attorneys (hereafter referred to as the "Releasees") from any and all causes of action, suits, claims, and demands whatsoever which Brown Disc or Cole had, has or may have against the Releasees of any nature whatsoever, relating in any way to their relationship as directors, officers and employees of Brown Disc or their severance of employment with Brown Disc, including any claims under any federal, state, or local laws, including any common law claims, breach of fiduciary duty claims, fraud claims, negligence claims, claims of theft, misappropriation of corporate property or opportunity or similar claims, and all claims for counsel fees and costs. Brown Disc and Code do not waive rights or claims that may arise after the date this Agreement is executed. Brown Disc and Cole further promise that neither they, nor any person, organization, or other entity acting on their behalf, will file, charge, claim, sue, cause, or permit to be filed, charged, or claimed or brought, any action for damages or other relief against Releasees involving any matter occurring in the past up to the date of the execution of this Settlement Agreement and General Release relating in any way to the Riders' employment by Brown Disc or the severance of their employment or involving any continuing effects of actions or practices which arose prior to the date of this Settlement Agreement and General Release, or involving any matter based upon any claims, causes of actions, damages, or liabilities which are the subject of this Settlement Agreement and General Release.

     9.   INDEMNITY:   In the event the Riders incur losses, costs,
damages, or expense, including without limitation, attorneys' fees arising out of a claim against them while serving in their official capacity and during the course of discharging their duties as an officer or director of Brown Disc, Brown Disc agrees to indemnify and hold the Riders and their estate harmless from any and all losses, costs, damages, or expenses, including without limitation, attorneys' fees, incurred by the Riders to the same extent that Brown Disc indemnifies its other officers and directors.

     10.  MISCELLANEOUS PROVISIONS

          a. This Agreement contains the complete agreement between the parties and as of the effective date hereof shall supersede all other agreement, either written or oral between the parties. The parties agree that neither has made any representations or agreements whether past, present or future except as are specifically set forth in this Agreement. Each party acknowledges that it has relied on the advice of its counsel and on its own judgment in entering into this Agreement.

          b. Any modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if evidenced in writing, signed by each party or an authorized representative of each party.

          c. Invalidity of any portion of this Agreement will not and shall not be deemed to effect the validity of any other provision. In the event that any provision of this Agreement is held invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both panics subsequent to the expungement of the invalid provision.

          d. It is the intention of the parties that this Agreement and performance under this Agreement and all suits or other special proceedings under the Agreement be construed in accordance with and under and pursuant to the laws of the State of Colorado and that, in any action, special proceeding or other proceeding that may be brought arising out of or in connection with or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of laws of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Venue for any such action shall be in El Paso County, Colorado.

          e. In the event of any dispute between the parties concerning this Agreement, or in the event of any action to enforce this Agreement or to collect damages on account of any breach of the obligations provided for herein, the prevailing party shall be entitled to recover from the other party, all costs and expenses, including reasonable attorneys' fees, incurred in such litigation as well as all additional costs of collecting any judgment rendered in such action.

          f. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement or the waiver of any breach of any terms and conditions of this Agreement shall not bc construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

          g. The covenants, agreements and obligations contained herein shall extend to, bind and inure to the benefit not only of the parties hereto but also their respective personal representatives, heirs, successors and assigns, and succeeding entities (whether by merger, acquisition, reorganization or otherwise).

          h. Each party enters into this Agreement in good faith and for the express purpose of acting in a manner that will result in the complete performance of all the terms of this Agreement by its parties. Any breach of this covenant of good faith shall be a breach of this Agreement.


BROWN DISC PRODUCTS, INC.


By: /s/ RONALD H. COLE             /s/ R. EUGENE RIDER
   --------------------------      ----------------------------
Title:  Chairman & CEO             R. EUGENE RIDER



/s/ RONALD H. COLE                 /s/ EVA FORSBERG-RIDER
- -----------------------------      ----------------------------
RONALD H. COLE                     EVA FORSBERG-RIDER
